Exhibit 20.1

LML PAYMENT SYSTEMS INC.

LML REPORTS MEDCOM USA, INC. PARTNERS WITH GLOBAL ETELECOM TO OFFER

ELECTRONIC CHECK CONVERSION TO THE HEALTHCARE INDUSTRY

VANCOUVER, BC and DESTIN, FL June 4, 2003 - LML Payment Systems Inc. (Nasdaq: LMLP) (the "Corporation") is pleased to announce licensee Global eTelecom will provide MedCom USA, Inc. (OTCBB: EMED) with an integrated, complete check solution program to service the health care industry. MedCom USA's multiple solutions improve processing efficiencies and significantly reduce administrative expenses for healthcare providers, hospitals and insurance payers nationwide. Integrating Global eTelecom's customized technology into MedCom's existing solutions will enable healthcare industry providers to accept and process paper checks electronically, similar to a credit card transaction, thus adding increased value and efficiencies for the healthcare provider. Global eTelecom's check services are licensed under U.S. Patents: 5,484,988; 6,164,528; 6,283,366 and 6,354,491, from LML Payment Systems Corp., a subsidiary of LML Payment Systems Inc.

About Global eTelecom, Inc. (www.globaletelecom.com)

Global eTelecom provides it's proprietary, fully customizable XML based electronic check processing services to a nationwide network of banks, independent sales agents and associations, credit card processors, insurance companies, and retail merchants, ranging in size from small "Mom &Pop" stores to national retail chains. Global eTelecom's Electronic Check Services include: Electronic Check Conversion (Point-of-Purchase), Electronic Mail Order / Telephone Order Checks (MOTO), ARC Lockbox Conversion, Electronic Recurring Debit, Electronic Re-presented Check Collection (RCK), Electronic Check Image Capture, and Secure Web Based Check Image Retrieval. Global eTelecom's proprietary check services are licensed under U.S. Patents from LML Payment Systems Corp: 5,484,988; 6,164,528; 6,283,366; and 6,354,491.

About MedCom USA, Inc. (www.medcard.com)

MedCom USA, Inc. a publicly traded company (EMED), provides multiple innovative solutions for electronically processing transactions within the healthcare industry. The Company's healthcare business unit: MedCard, offers a service package for physicians, clinics and hospitals which includes the following services; Patient Eligibility, Paperless Claims Processing, Electronic referrals, patient Easy Pay, Credit/Debit Cards and Check Guarantee.

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,547,129, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

Patrick H. Gaines Investor Relations

President and CEO (800) 888-2260

(604) 689-4440